Comdisco, Inc. and
Subsidiaries                                                       Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                              Nine months ended
                                                   June 30             For the years ended September 30,
                                                   -------             ---------------------------------
                                               1999       1998         1998   1997   1996   1995   1994
                                               ----       ----         ----   ----   ----   ----   ----

Fixed charges
 Interest expense 1 .......................    $256       $247         $329   $301   $267   $278   $266

 Approximate portion of
   rental expense representative
   of an interest factor ..................       4          4            5      4      7     11     13
                                               ----       ----         ----   ----   ----   ----   ----

Fixed charges .............................     260        251          334    305    274    289    279

Earnings from continuing operations
 before income taxes,  extraordinary
 item, and cumulative
 effect of change in accounting principle,
 net of preferred stock dividends .........      28        174          238    203    176    160     80
                                               ----       ----         ----   ----   ----   ----   ----

Earnings from continuing operations
 before income taxes,  extraordinary
 item, and cumulative effect of change
 in accounting principle, net of
 preferred stock dividends,
 plus fixed charges .......................    $288       $425         $572   $508   $450   $449   $359
                                               ====       ====         ====   ====   ====   ====   ====

Ratio of earnings to fixed charges ........    1.11       1.69         1.71   1.67   1.64   1.55   1.29
                                               ====       ====         ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases .....................    $  3       $  4         $  5   $  6   $ 14   $ 22   $ 30
  Office space, furniture, etc ............      10          7            9      7      8     10      8
                                               ----       ----         ----   ----   ----   ----   ----
     Total ................................    $ 13       $ 11         $ 14   $ 13   $ 22   $ 32   $ 38
                                               ====       ====         ====   ====   ====   ====   ====
     1/3 of rental expense ................    $  4       $  4         $  5   $  4   $  7   $ 11   $ 13
                                               ====       ====         ====   ====   ====   ====   ====

                                      -20-

<F1>1 Includes interest expense incurred by technology  services and included in technology services expenses on the statements of earnings.
